UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Dionex Corporation

(Name of Registrant as Specified In Its Charter)

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DIONEX CORPORATION
501 Mercury Drive
Sunnyvale, California 94085
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 10, 2005
TO THE STOCKHOLDERS OF DIONEX CORPORATION:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dionex Corporation, a Delaware corporation (the “Company”), will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California, on Thursday, November 10, 2005 at 2:00 p.m. local time, for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for its fiscal year ending June 30, 2006.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
      The Board of Directors has fixed the close of business on September 12, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Christopher A. Westover
Secretary
Sunnyvale, California
October 17, 2005
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. STOCKHOLDERS WITH SHARES REGISTERED DIRECTLY WITH THE COMPANY’S TRANSFER AGENT, EQUISERVE, L.P. (“EQUISERVE”), MAY CHOOSE TO VOTE THOSE SHARES VIA THE INTERNET AT EQUISERVE’S VOTING WEB SITE (WWW.EPROXYVOTE.COM/ DNEX), OR THEY MAY VOTE TELEPHONICALLY, WITHIN THE U.S. ONLY, BY CALLING EQUISERVE AT 1-877-779-8683. STOCKHOLDERS HOLDING SHARES WITH A BROKER OR BANK MAY ALSO BE ELIGIBLE TO VOTE VIA THE INTERNET OR TO VOTE TELEPHONICALLY IF THEIR BROKER OR BANK PARTICIPATES IN THE PROXY VOTING PROGRAM PROVIDED BY ADP INVESTOR COMMUNICATION SERVICES. SEE “VOTING VIA THE INTERNET OR BY TELEPHONE” IN THE PROXY STATEMENT FOR FURTHER DETAILS.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 APPROVAL OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
COMPENSATION COMMITTEE REPORT
PERFORMANCE MEASUREMENT COMPARISON
COMPARISON OF FIVE-YEAR TOTAL CUMULATIVE RETURN ON INVESTMENT3
OTHER MATTERS

DIONEX CORPORATION
501 Mercury Drive
Sunnyvale, California 94085
2005 PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Dionex Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, November 10, 2005, at 2:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California.
Solicitation
      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.
      The Company intends to mail this proxy statement and accompanying proxy card on or about October 17, 2005 to all stockholders entitled to vote at the Annual Meeting.
Voting Via the Internet or by Telephone
      Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

If you hold your shares in an account with
If you hold your shares directly registered	a broker or bank that participates in
in your name with EquiServe:	the ADP Investor Communication Services program:

To vote by phone: within the U.S. only, call toll-free 1-877-779-8683	To vote by phone: your voting form from your broker or bank will show the telephone number to call.
To vote via the Internet: use EquiServe’s voting Web site (www.eproxyvote.com/dnex)	To vote via the Internet: use the ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

For Shares Directly Registered in the Name of the Stockholder
      Stockholders of record with shares registered directly with EquiServe may grant a proxy to vote their shares by means of the telephone, within the U.S. only, by calling EquiServe at 1-877-779-8683 (toll-free), or may grant a proxy to vote their shares via the Internet at EquiServe’s voting Web site (www.eproxyvote.com/dnex).

For Shares Registered in the Name of a Broker or Bank
      Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone
      Votes submitted via the Internet or by telephone must be received by 12:00 midnight, Eastern Daylight Time, on November 9, 2005. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.
      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.
Voting Rights and Outstanding Shares
      Only holders of record of Common Stock at the close of business on September 12, 2005 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 12, 2005, the Company had outstanding and entitled to vote 20,032,810 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
Revocability of Proxies
      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 501 Mercury Drive, Sunnyvale, California 94085, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals
      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2006 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is June 19, 2006. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give written notice to the Secretary at the principal executive offices of the Company not later than the close of business on August 14, 2006 nor earlier than the close of business on July 13, 2006. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
Householding of Proxy Materials
      The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
      This year, a number of brokers with account holders who are stockholders in the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that your broker will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, Dionex Corporation, Evelyn Herring, 501 Mercury Drive, Sunnyvale, CA 94085 or contact Evelyn Herring at 1-408-481-4105. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1
ELECTION OF DIRECTORS
      There are six nominees for the six Board of Directors (the “Board”) positions presently authorized in the Company’s Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Mr. Moore, a current independent member of the Board, is not standing for re-election. Other than Roderick McGeary, each nominee listed below is currently a director of the Company and was elected by the stockholders.
      Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Nominees
      The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of August 31, 2005.

Name	Age	Principal Occupation/Positions Held with the Company

David L. Anderson	61	Managing Director of the general partner of Sutter Hill Ventures
A. Blaine Bowman	59	Chairman of the Board
Lukas Braunschweiler	49	President and Chief Executive Officer
Roderick McGeary	55	Chairman of the Board of BearingPoint, Inc.
Riccardo Pigliucci	58	Chairman and Chief Executive Officer, Discovery Partners International
Michael W. Pope	39	President, Network General Corporation
      Mr. Anderson has been the managing director of the general partner of Sutter Hill Ventures, a venture capital investment partnership, since 1974. Mr. Anderson has served as a director of the Company since it began operations in 1980. Mr. Anderson is also a director of BroadVision, Inc., Molecular Devices Corporation and various private companies.
      Mr. Bowman has served as a director since the Company began operations in 1980 and as the Company’s President and Chief Executive Officer from that time until his resignation from those positions in August 2002. In August 2002, Mr. Bowman was appointed as Chairman of the Board. Mr. Bowman is also a director of Molecular Devices Corporation.
      Dr. Braunschweiler joined the Company as its President and Chief Executive Officer and as a director in August 2002. Prior to that time, Dr. Braunschweiler was employed by Mettler-Toledo, a supplier of precision instruments, where he served most recently as Group Vice President and Head of the Laboratory and Packing Division. Prior to serving in that position, he served in a variety of management positions at Mettler-Toledo.
      Mr. McGeary is Chairman of the Board of BearingPoint, Inc., a business consulting and systems integration company. From 2000 to 2002, Mr. McGeary was Chief Executive Officer of Brience, Inc., a wireless and broadband company. From 1997 to 2000, Mr. McGeary was Co-Chief Executive Officer of BearingPoint, Inc. Prior to that, he held numerous management positions with KPMG LLP, an accounting firm. Mr. McGeary is also a director of BroadVision, Inc., Cisco Systems, Inc., GoRemote, Inc. and Evident Software, Inc. Mr. McGeary is a certified public accountant.
      Mr. Pigliucci is Chairman and Chief Executive Officer of Discovery Partners International, a supplier of equipment and services to the drug discovery market. Prior to joining Discovery Partners, Mr. Pigliucci served as Chief Executive Officer of Life Sciences International PLC, a supplier of scientific equipment from 1996 to 1997. Prior to that, Mr. Pigliucci held numerous management positions at Perkin-Elmer Corporation (now known as Applera Corporation), including President and Chief Operating Officer. Mr. Pigliucci is also a director of Biosphere Medical and Dionex Corporation, a provider of instrumentation and related accessories and chemicals.
      Mr. Pope is President of Network General Corporation, a global enterprise network and application performance analysis company. Prior to joining Network General Corporation, Mr. Pope served as the President and Chief Executive Officer of DigitalThink, Inc., a provider of custom e-learning solutions, from April 2002 until the acquisition of DigitalThink by Convergys in May 2004. From October 1999 to April 2002, he served as DigitalThink’s Vice President and Chief Financial Officer. From June 1992 to October 1999, Mr. Pope served in various positions at the Company, most recently as Chief Financial Officer from April 1994 to October 1999. Mr. Pope has served as a director of the Company since October 2002.
Certain Relationship and Related Transactions
      During the fiscal year ended June 30, 2005, the Company purchased land adjacent to its current facility for future expansion in Germering, Germany. Dr. Jochum, Vice President of the Company, owned 25% of this property. The Company paid 2.3 million Euros (approximately $3.1 million) for the land. The purchase of the land was approved by the Board who was aware of, and considered, the ownership interest of Dr. Jochum.
Meetings; Committees
      During the fiscal year ended June 30, 2005, the Board held four meetings. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended June 30, 2005, each Board member attended at least 75% of the meetings of the Board and the committees upon which such member served.
      It is the Company’s policy to invite the members of the Board to attend the annual meetings of stockholders. All members of the Board attended last year’s annual meeting of stockholders.
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and reports the results of these activities to the Board. As part of this responsibility, the Audit Committee: evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required by applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. The members of the Audit Committee are Messrs. Pope (Chairman), Moore and Pigliucci. During the fiscal year ended June 30, 2005, the Audit Committee held ten meetings. All members of the Audit Committee are independent as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the Nasdaq Stock Market (“Nasdaq”) listing standards. Mr. Moore is not standing for re-election at the Annual Meeting and will not serve on the Audit Committee after the date of the Annual Meeting. In addition, the Board has determined that Mr. Pope is an

“audit committee financial expert,” as defined in applicable SEC rules. The charter of the Audit Committee is available on the Company’s Web site at www.dionex.com.
      The Compensation Committee reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; and reviews and approves the compensation and other terms of employment of the other executive officers and senior management. The members of the Compensation Committee are Messrs. Moore, Anderson (Chairman), Pigliucci and Pope. During the fiscal year ended June 30, 2005, the Compensation Committee held four meetings. All members of the Compensation Committee are independent as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. Mr. Moore is not standing for re-election at the Annual Meeting and will not serve on the Compensation Committee after the date of the Annual Meeting. The charter of the Compensation Committee is available on the Company’s Web site at www.dionex.com.
      The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for: identifying, reviewing and evaluating candidates to serve as directors of the Company; reviewing and evaluating incumbent directors; recommending to the Board candidates for election to the Board; making recommendations regarding the membership of the Committees of the Board; overseeing all aspects of the Company’s corporate governance functions on behalf of the Board; and making recommendations to the Board regarding corporate governance issues. The members of the Nominating Committee are Messrs. Anderson (Chairman), Moore, Pigliucci and Pope. During the fiscal year ended June 30, 2005, the Nominating Committee held four meetings. All members of the Nominating Committee are independent as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. Mr. Moore is not standing for re-election at the Annual Meeting and will not serve on the Nominating Committee after the date of the Annual Meeting. The charter of the Nominating Committee is available on the Company’s Web site at www.dionex.com.
Corporate Governance Principles
      The Board has adopted governance principles and guidelines for the Company (“Corporate Governance Guidelines”) to assist the Board in exercising its duties and to best serve the interests of the Company and its stockholders. The Corporate Governance Guidelines are available on the Company’s Web site at www.dionex.com.
Director Independence
      As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.
      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Braunschweiler, the President and Chief Executive Officer of the Company and Mr. Bowman, the former President and Chief Executive Officer of the Company.
Meetings of Independent Directors
      As required under Nasdaq listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Chairman of the Nominating Committee, Mr. Anderson, generally presides over these executive sessions.

Director Nomination Process
      The Nominating Committee has a policy of considering candidates for membership to the Board who are nominated by stockholders in the same manner as candidates recommended by members of the Board.
      Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information, business qualifications and a representation that the nominating stockholder is the beneficial or record owner of the Company’s stock to David L. Anderson, Chairman of the Nominating Committee, Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94085. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. All qualified submissions are reviewed by the Nominating Committee at the next appropriate meeting. If a stockholder wishes the Nominating Committee to consider a director candidate for nomination at our next annual meeting of stockholders, then the Company’s Bylaws require that written recommendations be received by the Company no sooner than 120 and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.
      To date, the Nominating Committee has not received a timely director nomination from a stockholder or group of stockholders holding more than 5% of the Company’s voting stock.
Stockholder Communications with the Board
      Stockholders may communicate directly with any of the Company’s senior managers or any member of the Board, including the Chairman of the executive sessions of non-management directors or any Board committee, by writing directly to those individuals at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94085. Stockholder communications related to director candidate recommendations should be directed to the Chairman of the Nominating Committee, Mr. Anderson. In addition, if the Company’s stockholders or employees have any concerns related to the Company’s financial or accounting practices, the Company encourages communicating those concerns directly to the Chairman of the Audit Committee, Mr. Pope.
Code of Ethics
      The Company has adopted the Dionex Corporation Code of Business Ethics and Values (the “Code”) that applies to all officers, directors and employees. The Code is available on the Company’s Web site at www.dionex.com. If the Company makes any substantive amendments to the Code or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver as required by applicable laws.
      The Company’s employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, which include the consolidated balance sheets of the Company as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years ended June 30, 2005, 2004 and 2003, and the notes thereto. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with the accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States, including those described in the Public Company Accounting Oversight Board (United States (“PCAOB”) Interim Standards AV380, Communication with Audit Committee, and Rule 2-07 of Securities and Exchange Commission.” The Audit Committee discussed and reviewed the results of the independent auditors’ examination of the financial statements.
      In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company and received a letter and other written disclosures from its independent auditors as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also reviewed all non-audit services performed by the independent auditors and considered whether the auditors’ provision of non-audit services is compatible with maintaining the auditors’ independence.
      The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held ten meetings during the fiscal year ended June 30, 2005.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005 for filing with the SEC. The Audit Committee and the Board have also recommended, and have asked the stockholders to ratify, the selection of the Company’s independent auditors.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

MICHAEL W. POPE
B.J. MOORE
RICCARDO PIGLIUCCI

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2
APPROVAL OF INDEPENDENT AUDITORS
      Deloitte & Touche LLP (“Deloitte & Touche”) has served as the Company’s independent auditors with respect to the Company’s books and accounts since the Company began operations in 1980.
      The stockholders are being asked to ratify the Audit Committee’s selection of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 2006. Although it is not required to do so, the Audit Committee is submitting the approval of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to provide such ratification, the Audit Committee will reconsider its approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 2006. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
      Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They do not expect to make any statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
      The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.
Independent Auditor’s Fees
      Fees for professional services (in thousands) provided by our independent auditors in each of the last two fiscal years, in each of the following categories, were:

	Fiscal 2005	Fiscal 2004

Audit Services Fees(1)	$716	$478
Audit-Related Fees	1,932	49
Tax Fees	267	379
All Other Fees	—	—

Total Fees	$2,915	$906

(1)	Fiscal 2004 audit services fees have been adjusted from the amount reported for the same period last year due to cost overruns not billed until fiscal 2005.
      Audit Services Fees. Fees for audit services include fees associated with the annual audit, and the reviews of the Company’s interim financial statements. This category also includes fees for audits provided in connection statutory and regulatory filings and engagements or services that generally only the independent auditor reasonably can provide to a client.
      Audit-Related Fees. Audit-related fees include fees associated with accounting consulting services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category may include fees related to consultations regarding generally accepted accounting principles, review and evaluations of the impact of new regulatory pronouncements, audit and testing of the Company’s assessment under SEC and Sarbanes-Oxley Act of 2002 and audit services not required by statute or regulation.
      Tax Fees. Tax fees include tax compliance and preparation work.
      All Other Fees. No fees were billed in this category for fiscal years 2005 or 2004.

Audit Committee Disclosure
      All audit-related services and tax services provided to the Company by the Company’s independent auditors were pre-approved by the Audit Committee, which concluded that the provision of these services by Deloitte & Touche was compatible with the maintenance of that firm’s independence of its auditing functions.
Policy on Audit Committee Pre-Approval
      The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the initial estimated amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of August 1, 2005 by (i) each director and nominee for director, (ii) each Named Executive Officer (as defined below under “Executive Compensation”), (iii) all executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

	Beneficial Ownership(1)

Name of Beneficial Owner	Number of Shares	Percent of Shares

Neuberger Berman, LLC(3)	2,341,303	11.2%
605 Third Avenue
New York, NY 10158-3698
Fidelity Management & Research Co.(2)	1,600,950	7.8%
82 Devonshire Street
Boston, MA 02109
Royce & Associates, LLC(4)	1,100,876	5.28%
1414 Avenue of Americas, 9th Floor
New York, NY 10019-2578
A. Blaine Bowman(5)	907,689	4.4%
David L. Anderson(5)	292,032	1.4%
Lukas Braunschweiler(5)	230,770	1.1%
Craig A. McCollam(5)	135,644	*
Peter Jochum(5)	67,679	*
Christopher Pohl(5)	75,573	*
Kevin Chance(5)	25,032	*
Roderick McGeary(5)	—	*
Riccardo Pigliucci(5)	13,000	*
Michael W. Pope(5)	500	*
All executive officers and directors as a group (13 persons)(6)	1,833,581	8.6%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 20,182,342 shares outstanding on August 1, 2005, adjusted as required by rules promulgated by the SEC.

(2)	Fidelity Management & Research is a registered investment advisor.

(3)	Neuberger Berman, LLC is a registered investment advisor. As of December 31, 2004, Neuberger Berman, LLC had sole voting power with respect to 84,999 shares and shared voting power with respect to 1,159,100 shares. Neuberger Berman, LLC has shared dispositive power on all shares set forth above.

(4)	Royce & Associates LLC is a registered investment advisor. As of December 31, 2004, Royce & Associates LLC had sole dispositive power with respect to all of the shares set forth above and sole voting power with respect to 744,350 shares.

(5)	Includes shares subject to outstanding stock options that were exercisable on August 1, 2005 or that could become exercisable within 60 days thereafter, as follows: Mr. Bowman, 491,625 shares; Dr. Braunschweiler, 195,770 shares; Dr. Jochum, 53,679 shares; Mr. Chance, 24,616 shares; Mr. Pohl, 54,616 shares; Mr. McCollam, 113,804 shares; Mr. Anderson, 10,000 shares; Mr. McGeary, 0 shares; Mr. Pigliucci, 10,000 shares; and Mr. Pope, 0 shares.

(6)	Includes shares described in note 4 above and 85,662 additional shares subject to outstanding stock options held by other executive officers of the Company that were exercisable on August 1, 2005 or that could become exercisable within 60 days thereafter.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION
Compensation of Directors
      In fiscal 2005, each Non-Employee Director (as defined below) received an annual fee of $20,000, $1,500 for each regularly scheduled meeting attended and $1,000 for every other meeting attended, including telephonic meetings. The Chairman of the Board received an annual retainer of $60,000 and the Chairman of the Audit Committee received an additional annual retainer of $5,000. Director compensation in fiscal 2006 will remain the same as fiscal 2005. Annual retainer for Audit Committee Chairman is $8,000 next year. A “Non-Employee Director” is defined as a director who is not an employee of the Company or any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the “Code”), respectively (any such corporation, an “Affiliate”), and has not been an employee of the Company or any Affiliate for all or part of the preceding fiscal year.
      Each non-employee member of the Board also is eligible for option grants under the Dionex Corporation 2004 Equity Incentive Plan (the “2004 Plan”), which the stockholders approved on October 22, 2004 as the successor to, and continuation of, the Company’s Stock Option Plan (the “Option Plan”) and the Company’s 1988 Directors’ Stock Option Plan (the “Directors’ Plan”). The 2004 Plan is administered by the Board. On the date of the annual meeting of stockholders, each non-employee member of the Board who is then serving on the Board is automatically granted under the 2004 Plan, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 4,000 shares of the Company’s Common Stock. Each person who is elected for the first time to be a non-employee member of the Board is automatically granted an option to purchase 16,000 shares of Common Stock. The exercise price of options granted to non-employee members of the Board under the 2004 Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the 2004 Plan vest in 25% increments each year beginning one year from the date of grant. The term of options granted under the 2004 Plan is ten years unless a shorter term is selected by the Board. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, any surviving corporation shall assume any options outstanding under the 2004 Plan or such options shall continue in effect. If the surviving entity refuses to assume such options, the time during which such options may be exercised shall be accelerated and the options terminated if not exercised prior to such event. In addition, if a non-employee member of the Board’s service terminates due to disability or death, the option shall immediately vest so that the option will be exercisable for all shares subject to the option as fully-vested shares. In no event, however, may an option be exercise beyond the expiration of its term.
      In fiscal 2005, the Company granted options to purchase 16,000 shares of Common Stock to non-employee members of the Board at a weighted average exercise price per share of $54.86. Options to purchase 15,500 shares of Common Stock granted under the 2004 Plan were exercised during the fiscal year ended June 30, 2005, and the value realized upon exercise of such options was $264,956.

Compensation of Executive Officers
      The following table sets forth, for the fiscal years ended June 30, 2005, 2004, and 2003, certain compensation awarded or paid to, or earned by, (i) the Company’s Chief Executive Officer, Dr. Lukas Braunschweiler, and (ii) the Company’s four other most highly compensated executive officers (collectively, the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation Awards

		Annual Compensation		Number of Shares
				of Common Stock	All Other
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Underlying Options	Compensation ($)(3)

Lukas Braunschweiler	2005	393,815	258,083	35,000	—
President and Chief	2004	389,423	382,651	70,000	—
Executive Officer	2003	324,519	361,929	240,000	65,000
Kevin Chance(4)	2005	257,346	90,029	15,000	10,644
Vice President	2004	257,246	128,162	60,000	8,172
	2003	36,300	18,007	—	25,558
Peter Jochum	2005	323,740	78,081	15,000	—
Vice President	2004	294,563	111,471	30,000	—
	2003	244,374	95,684	—	—
Craig McCollam	2005	257,115	86,568	15,000	12,769
Vice President and	2004	255,173	126,721	30,000	12,313
Chief Financial Officer	2003	229,805	113,622	—	10,490
Christopher Pohl	2005	259,469	84,530	15,000	11,254
Vice President	2004	266,443	84,340	20,000	12,621
	2003	250,662	69,390	—	7,902

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to the Company’s 401(k) Plan.

(2)	Amounts shown include amounts earned under the Company’s Employee Profit Sharing Plan and the Management Bonus Plan. Under the Employee Profit Sharing Plan, amounts earned in fiscal years 2005, 2004, and 2003, respectively, were as follows: Dr. Braunschweiler $49,321, $61,683, and $52,679; Mr. Chance $26,771, $30,714 and $4,373; Mr. McCollam $26,508, $30,436, and $26,061; and Mr. Pohl $26,576, $27,912 and $24,078. Under the Management Bonus Plan, amounts earned in fiscal years 2005, 2004 and 2003, respectively, were as follows: Dr. Braunschweiler $208,762, $320,968 and $309,250; Mr. Chance $63,258, $97,448 and $13,634; Dr. Jochum $78,081, $111,471 and $95,684; Mr. McCollam $60,060, $96,285 and $87,561; and Mr. Pohl $57,954, $56,428 and $45,312.

(3)	Amounts shown represent Company contributions to the Company’s 401(k) Plan. For Dr. Braunschweiler, the fiscal year 2003 amount represents relocation reimbursements of $65,000 and for Mr. Chance, the fiscal year 2003 amount includes relocation reimbursements of $25,000.

(4)	Mr. Chance became Vice President, Chemical Analysis Business Unit, of the Company in April 2003.
Stock Option Grants and Exercises
      The Company grants options to its executive officers under the 2004 Plan. Prior to approval of the 2004 Plan by the Company’s stockholders on October 22, 2004, the Company granted options to its executive officers under the Option Plan. Following approval of the 2004 Plan, all outstanding options under the Option Plan became subject to the 2004 Plan, and no further options will be granted under the Option Plan. As of August 1, 2005, options to purchase a total of 2,240,392 shares were outstanding under the Option Plan. As of August 1, 2005, options to purchase 629,228 shares remained available for grant under the 2004 Plan.

      The following tables show, for the fiscal year ended June 30, 2005, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:
OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
					Value at Assumed
		% of Total			Annual Rates of Stock
	Number of Shares	Options			Price Appreciation for
	of Common Stock	Granted to	Exercise		Option Term ($)(4)
	Underlying Options	Employees in	Price Per	Expiration
Name	Granted(1)	Fiscal Year(2)	Share(3)	Date	5%	10%

Dr. Braunschweiler	35,000	12.3%	47.19	7/29/14	1,038,723	2,632,235
Mr. Chance	15,000	5.3%	47.19	7/29/14	445,167	1,128,101
Dr. Jochum	15,000	5.3%	47.19	7/29/14	445,167	1,128,101
Mr. McCollam	15,000	5.3%	47.19	7/29/14	445,167	1,128,101
Mr. Pohl	15,000	3.5%	47.19	7/29/14	445,167	1,128,101

(1)	Consists of nonstatutory stock options to purchase 95,000 shares of Common Stock granted under the Option Plan that became subject to the 2004 Plan following stockholder approval of the 2004 Plan on October 22, 2004. Each of such options has a ten-year term, subject to earlier termination upon death, disability or termination of employment, and vests over four years from the date of the grant. The exercise price of such options is equal to 100% of the fair market value of the Company’s Common Stock at July 30, 2004, based on the closing sales price of the Common Stock as reported on the Nasdaq National Market for the business day on the date of grant. The Option Plan contains provisions permitting the Board to accelerate vesting of outstanding options. In addition, in the event of a dissolution or liquidation of the Company, a specified stockholder-approved merger or a sale of all or substantially all of the assets of the Company, to the extent permitted by law, vesting with respect to each outstanding option will automatically be accelerated, unless such options are either assumed by any successor corporation (or its parent corporation) or are otherwise replaced with comparable options to purchase shares of the capital stock of such successor corporation or parent thereof.

(2)	Based on options to purchase 284,050 shares of Common Stock granted to employees in the fiscal year ended June 30, 2005.

(3)	All options were granted at the fair market value of the Company’s Common Stock on the date of grant.

(4)	In accordance with the rules of the SEC, the table sets forth the hypothetical gains or “option spreads” that would exist for such options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant to the end of the option term (ten years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually, for the entire term of the option, and that the option is exercised and sold on the last day of its term at the appreciated stock price. For example, a stockholder who purchased one share of stock on July 30, 2004 at $47.19, held the stock for ten years (while the stock appreciated at 5% or 10% annual rate, respectively) and sold it on July 29, 2014, would have profits of $29.68 and $75.21, respectively, on his or her $47.19 investment. No gain to the optionee is possible unless the price of the Company’s stock increases over the option term, benefiting all of the Company’s stockholders. These amounts represent certain assumed rates of appreciation in accordance with the rules of the SEC and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

Number of
Shares of Common
			Stock Underlying	Value of Unexercised
			Unexercised Options	In-the-Money Options
	Number of		at Fiscal Year End	at Fiscal Year End
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized ($)(1)	Unexercisable(2)	Unexercisable ($)(3)

Dr. Braunschweiler	—	—	165,625/149,375	$2,556,451/$1,512,579
Mr. Chance	10,000	162,837	16,250/48,750	$67,096/$139,354
Dr. Jochum	14,000	332,220	45,000/36,250	$604,068/$155,514
Mr. McCollam	22,400	859,467	104,500/37,500	$1,517,131/$180,039
Mr. Pohl	—	—	48,750/26,250	$588,129/$46,451

(1)	Represents the fair market value of the underlying shares on the date of exercise (based upon the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee) less the exercise price.

(2)	Includes both “in-the-money” and “out-of-the-money” options. An “in-the-money” option has an exercise price below the market price of the Common Stock on the last day of the fiscal year.

(3)	Represents the fair market value of the underlying shares on the last day of the fiscal year ($43.60 per share based on the closing sales price of the Common Stock as reported on the Nasdaq National Market) less the exercise price.
Change of Control Agreements
      The Company’s Change in Control Severance Benefit Plan (the “Change in Control Plan”) was established effective October 5, 2001. The purpose of the Change in Control Plan is to provide for the payment of severance benefits to certain eligible employees of the Company whose employment with the Company is terminated within 13 months following a change in control without cause or is constructively terminated. Eligible employees are executive employees of the Company who have been designated by the Board as eligible employees. The following employees have been designated by the Board as eligible employees: Mr. Bowman, Dr. Braunschweiler, Mr. Bruce Barton, Mr. David Bow, Mr. Chance, Dr. Jochum, Mr. McCollam, Mr. Pohl and Mr. Rene Trost. An employee who otherwise is an eligible employee will not receive benefits under the Change in Control Plan if the employee has executed an individual severance benefit or change in control agreement with the Company, the employee’s employment with the Company is involuntarily terminated by the Company other than in an involuntary termination without cause, the employee voluntarily terminates employment with the Company and such termination does not constitute a constructive termination (as defined in the Change in Control Plan), the employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned by the Company, or the employee is offered immediate reemployment by a successor to the Company following a change in ownership of the Company. To receive benefits under the Change in Control Plan, an eligible employee must execute a release of claims in favor of the Company and such release must become effective in accordance with its terms.
      Under the Change in Control Plan, each eligible employee shall receive 12 months of base salary if terminated without cause within 13 months following the effective date of a change in control. Each eligible employee shall also receive a bonus payment equal to the average of the employee’s annual bonuses paid by the Company with respect to the last three completed fiscal years of the Company for which the employee was eligible to receive a bonus (or such fewer fiscal years for which the employee was eligible to receive an annual bonus). For a period of 12 months following the date of the eligible employee’s termination, the Company shall also pay the portion of the premiums of the employee’s group medical, dental and vision coverage, including coverage for the employee’s eligible dependents, that the Company paid prior to the employee’s termination, provided that the employee elects continued coverage under the Consolidated Omnibus Budget

Reconciliation Act of 1985. In addition, effective as of the date of the eligible employee’s termination, the employee shall be credited with full acceleration of vesting for all options outstanding that the employee holds on such date that have not yet vested. On behalf of an eligible employee, the Company shall pay for an executive assistance program for a period not to exceed three months and at a cost not to exceed $7,500, provided that the employee enrolls in the program within six months following the employee’s termination.
      The Company may amend or terminate the Change in Control Plan at any time; provided, however, that no such amendment or termination may occur following a change in control if such amendment or termination would affect the rights of any persons who were employed by the Company prior to the change in control.
      The payment of severance benefits and the acceleration of stock option vesting in the event of a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.
Compensation Committee Interlocks and Insider Participation
      The Company’s Compensation Committee is composed of four non-employee directors: Messrs. Anderson, Moore, Pigliucci and Pope. No current member of the Compensation Committee is an officer or employee of the Company and no executive officer of the Company serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Compensation Committee. Mr. Moore is not standing for re-election at the Annual Meeting and will not serve on the Compensation Committee after the date of the Annual Meeting.

COMPENSATION COMMITTEE REPORT1
      The Compensation Committee of the Board (the “Compensation Committee”) consists of non-employee directors and establishes compensation policies and practices for the Company’s Chief Executive Officer and its other executive officers. All compensation at the Company is based upon a sustained high level of individual performance and the Company’s overall performance. The Compensation Committee provides direction and makes recommendations on all compensation matters relating to executive officers and other senior management employees, including stock option grants.
Compensation Philosophy
      The goal of the compensation program is to tie compensation to the attainment of specific business and individual objectives while providing compensation sufficient to attract, retain, motivate and reward executive officers and other key employees who contribute to the long-term success of the Company. In furtherance of these goals, annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies to a significant degree on annual longer-range incentive compensation in order to attract and motivate its executives. Incentive compensation is variable and is closely tied to corporate performance to encourage profitability, growth and the enhancement of stockholder value. The Company’s total compensation package, composed of base salary, bonus awards and stock option grants, is designed to be competitive with leading separations science and high technology companies with which the Company competes for employees.
Cash-Based Compensation
      Cash-based compensation paid to executive officers in fiscal 2005 consisted of base salary, including amounts paid pursuant to the Company’s Employee Profit Sharing Plan, and an annual incentive award under the Company’s Management Bonus Plan. For fiscal 2005, in making its competitive analysis of cash-based executive compensation, the Compensation Committee reviewed a 2004 survey provided by Egon Zehnder, International, a nationally recognized consulting organization specializing in executive compensation, of compensation paid to executive officers of separations science and high technology companies. Generally, the Compensation Committee sets annual base salary levels and bonus amounts to provide for total cash-based compensation that is within the second and third quartiles of compensation paid to executive officers of separations science and high technology companies with which the Company competes for talented executives. The Company’s Chief Executive Officer approves the cash-based compensation recommendations for everyone below the executive officer level.

Base Salary
      The Compensation Committee annually reviews and adjusts each executive officer’s base salary. To ensure retention of qualified management, the Compensation Committee generally sets base salaries paid to executive officers at competitive levels, based on the survey described above. In addition, when reviewing base salaries, the Compensation Committee considers both qualitative and quantitative factors relating to individual and corporate performance, levels of responsibility, prior experience and breadth of knowledge. The Compensation Committee does not base its considerations on any single one of these factors nor does it specifically assign relative weights to these factors. In many instances, judgments based on these qualitative factors necessarily involve a subjective assessment by the Compensation Committee. Generally, in determining salary adjustments for executive officers (other than the Chief Executive officer), the Compensation Committee relies on the evaluation and recommendations of the Chief Executive Officer and review of compensation surveys.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Employee Profit Sharing Plan
      The Company’s Employee Profit Sharing Plan (the “EPSP”) has been established to reward all North American full-time employees of the Company, including executive officers, for their contributions to the Company’s profitability for any given year. The structure of the EPSP provides for the development of a compensation pool, the size of which is based on profits for a given year. In fiscal 2005, each eligible employee, including eligible executive officers, received pursuant to the EPSP an amount equal to 8.5% of such employee’s eligible compensation.

Annual Incentive Award
      The Management Bonus Plan (the “MBP”), an annual incentive award plan, is a variable pay program for officers and other senior managers of the Company. Under the MBP, at the beginning of each year the Compensation Committee establishes bonus targets and bonus payment formulae tied to both the satisfaction of individual performance goals and financial performance goals of the Company. Bonus payments are then approved by the Compensation Committee shortly following the end of each year based on the application of the pre-determined formulae, and may be equal to, less than or greater than the target bonus amounts based on whether the individual performance goals and corporate financial performance goals were satisfied, partially satisfied or exceeded. The bonus targets are expressed as a percentage of an individual’s base salary. The financial performance goals consist of achieving operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building stockholder value as established at the beginning of each year. The individual performance goals generally include both objective and subjective components. Both individual performance goals and financial performance goals may change from year to year. In establishing these criteria at the beginning of each year and when subsequently evaluating an individual’s performance relative to these criteria, the Compensation Committee relies on recommendations from the Chief Executive Officer and other members of senior management. Ordinarily, the Company’s financial performance must meet certain threshold levels before any bonuses are awarded.
      Dr. Braunschweiler’s current bonus target is 66 2/3% of his base salary and the current bonus target for the other Named Executive Officers is 30% of base salary. The maximum bonus that may be paid under the MBP is 150% of the bonus target.

Cash-based Compensation for Fiscal 2005
      The amount of the aggregate of Dr. Braunschweiler’s base salary and EPSP award for fiscal 2005, in addition to his annual bonus under the MBP, was in the third quartile compared to the surveyed group of leading separations science and high technology companies. Following a review of the above-described surveys, the Compensation Committee determined that Dr. Braunschweiler should receive a base salary increase. The Committee increased his base annual salary for fiscal year 2006 to $410,000.
      In setting Dr. Braunschweiler’s base salary for fiscal year 2006 and amount of award under the MBP for fiscal 2005, the Compensation Committee took into account, in addition to competitive considerations, the Compensation Committee’s evaluation of Dr. Braunschweiler’s contribution to the performance of the Company in fiscal 2005. In particular, the Compensation Committee took into consideration the Company’s financial performance, including sales growth and profitability, as well as contributions by Dr. Braunschweiler to achievements in strategic planning and positioning. The Compensation Committee also considered Dr. Braunschweiler’s leadership and experience in the separations science industry and the scope of Dr. Braunschweiler’s responsibility. As a result of this assessment, Dr. Braunschweiler was awarded an annual bonus of $208,762.
      Similar competitive consideration and corporate and individual performance factors accounted for increases in base salaries for fiscal 2006 and were taken into consideration in determining awards under the MBP for other executive officers for fiscal 2005. The percentage increase in base salaries of executive officers ranged from 2% to 3%. The executive officers received awards under the MBP ranging from 16% to 25% of their base salaries.

Equity-Based Compensation
      Company utilizes a long-term incentive program, currently consisting of the 2004 Plan, to further align the interests of stockholders and management by creating common incentives related to the possession by management of substantial economic interest in the long-term appreciation of the Company’s stock. In determining the size of an option to be granted to an executive officer, the Compensation Committee takes into account the officer’s position and level of responsibility within the Company, the officer’s existing stock and vested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer’s overall compensation arrangements, including stock options. Additional long-term incentives are provided through the Company’s 2003 Employee Stock Participation Plan under which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company at 85% of fair market value, subject to specified limits.
      In fiscal year 2005, the Company granted Dr. Braunschweiler an option to purchase 35,000 shares and each of the other executive officers were granted options to purchase 15,000 shares.
      Section 162(m) of the Code generally limits the Company’s deduction, for federal income tax purposes, to no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Compensation Committee has determined that stock options granted under the 2004 Plan with an exercise price at least equal to the fair market value of the Company’s Common Stock on the date of grant shall be treated as “performance-based compensation.” In connection with the approval of the 2004 Plan, the Company’s stockholders approved a provision that sets a limit on the maximum number of shares that can be granted subject to an option in any calendar year which enables any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to qualify as “performance-based compensation” and thus be deductible by the Company without regard to the $1 million limit otherwise imposed by Code Section 162(m). The Compensation Committee believes that it is unlikely that compensation, excluding the value of any stock options granted under the Option Plan, paid to any Named Executive Officer in a taxable year that is subject to the limitation will exceed $1 million.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

B.J. MOORE
DAVID L. ANDERSON
RICCARDO PIGLIUCCI
MICHAEL W. POPE

PERFORMANCE MEASUREMENT COMPARISON1
      The following chart shows total stockholder return for the Standard & Poor’s 500 Stock Index, a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the “Peer Group”)2 and for the Company:
COMPARISON OF FIVE-YEAR TOTAL CUMULATIVE RETURN ON INVESTMENT3

	2000	2001	2002	2003	2004	2005

Dionex Corporation	100.00	124.30	100.15	148.56	206.24	162.99
SIC Code Index	100.00	56.58	38.49	39.80	56.80	55.33
S&P 500 Index	100.00	85.17	69.85	70.03	83.41	88.68

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

[2]	Upon written request of a stockholder, the Company will provide a list of companies comprising the Peer Group as well as the list of companies that were included in the prior year’s Peer Group but are not included in this year’s Peer Group because such companies are no longer listed under the SIC Code 3826 and companies that were not included in the prior year’s Peer Group but are included in this year’s Peer Group because such companies are currently, but were not in the prior year, listed under the SIC Code 3826.

[3]	The total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the Standard & Poor’s 500 Stock Index and the Peer Group is based on an investment of $100 in cash on June 30, 2000. In accordance with the rules of the SEC, the returns of companies comprising the Peer Group are weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.

OTHER MATTERS
      The Board does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

By Order of the Board of Directors

Christopher A. Westover
Secretary
October 17, 2005
      A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2005 is available without charge upon written request to: Investor Relations, Dionex Corporation, Evelyn Herring, 501 Mercury Drive, Sunnyvale, CA 94085.

DIONEX CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 10, 2005
     The undersigned hereby appoints Lukas Braunschweiler and Craig McCollam, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dionex Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dionex Corporation to be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California, on Thursday, November 10, 2005 at 2:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2, each as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

grant a proxy to vote by telephone
It’s fast, convenient, and immediate!
Follow these four easy steps:
1.Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683) on a touch-tone phone. If you are outside the U.S., call collect on a touch-tone phone 1-201- 536-8073. 3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4. Follow the recorded instructions.
grant a proxy to vote by internet
It’s fast, convenient, and your vote is immediately confirmed and posted.
Follow these four easy steps:
1. Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2. Go to the Website www.eproxyvote.com/DNEX.
3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4. Follow the instructions provided.

do not return your proxy card if you are voting by telephone or internet.
The Board of Directors recommends a vote for the nominees for director listed below.

Proposal 1:	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

☐	For all nominees listed below (except as marked to the contrary below).	☐	Withhold Authority to vote for all nominees listed below.

Nominees:	David L. Anderson, A. Blaine Bowman, Lukas Braunschweiler, Roderick McGeary, Riccardo Pigliucci and Michael W. Pope.
To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

The Board of directors recommends a vote for Proposal 2.

Proposal 2:	To ratify selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending June 30, 2006.

☐	For	☐	Against	☐	Abstain

Dated

SIGNATURE(S)
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.